Exhibit 99.1

May 23, 2011

Dear Shareholders,

As we met with investors while visiting New York for the Jefferies Global Technology, Internet, Media & Telecom Conference, we received questions regarding our expenses and bookings related to specific products. In response, we are using this public filing to uniformly and non-selectively provide the requested financial information. In making this disclosure, we assume no obligation to regularly disclose or update this data.

The financial data over the last two years track the transition of our business:

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In the first nine months of fiscal 2011, we directed more than 70% of our research and development (“R&D”) funds toward the new products related to our all-IP platforms – this is up from approximately 30% in fiscal 2010.

•

In the March quarter of fiscal 2011, we generated more than 40% of our bookings from the products that resulted from those R&D initiatives – up from approximately 20% in fiscal 2010 and over 30% so far this fiscal year.

The table below represents the breakout of our total R&D expense reported in our results of operations for the noted periods, and bookings among legacy products and all-IP platforms.

	Fiscal Year Ended June 30, 2010	Nine Months ended March 31, 2011
	Unaudited
R&D Expense:
Legacy	67%	26%
All-IP Platforms	33%	74%
Bookings:
Legacy	80%	69%
All-IP Platforms	20%	31%

In summary, management has focused our R&D spending on two standards-based all-IP platforms: mediation and messaging. In the last year, we have invested in our next-generation versions of these all-IP platforms - Integra and Email Mx: Stateless Edition – and in new service-enabler products which operate in a dynamic ‘plug and play’ architecture on top of those all-IP platforms, and which include Media and Web Optimizer, Analytics, Smart Policy and Amplicity. In particular, we are seeing early market evidence that our new service enabler products are strengthening the value of our platform products and better positioning us to capture future bookings.

Please note that we do not break out sales expenses in the same way because we have structured our sales programs around customer-centric teams. Changes in product categories or the number of products have modest incremental effects, if any, on selling expenses related to these teams.

We believe that Openwave’s investment in R&D strengthens the value, capability and performance of our platforms and service enablers and is paramount to providing us with a technological and commercial advantage against our competitors. This is consistent with the message we have been delivering over the last 18 months – namely, that our market, customers and business are undergoing a major transition due to the rapid adoption of smart devices, proliferation of video on mobile networks, requirements for customer data pricing flexibility and the shift toward unified communications.

Importantly, as we have spoken with customers, a number of them have told us that their purchasing decisions reflect, in part, their understanding of our plans to continue developing the products they deploy. The new features and functions we will introduce are important for them to be confident that the software solutions they buy from Openwave will help them remain competitive. Put simply, if we do not devote sufficient resources to our future roadmap, substantial numbers of current customers may just stop ordering legacy as well as new products.

The Board of Directors and management review expense and capital allocation decisions with a focus on projects and products that we expect to deliver a significant return to our investors.

Thank you for your support and we look forward to continuing our dialogue with you.

Sincerely,

/s/ Ken Denman
Ken Denman
CEO, Openwave